UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

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Piedmont Lithium Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Piedmont Lithium Inc. 42 E Catawba Street Belmont, NC 28012

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT RELATING TO
THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, JUNE 15, 2022

June 8, 2022

Dear Valued Shareholder:

On April 29, 2022, Piedmont Lithium Inc. (“Piedmont Lithium” or the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”), which was distributed in connection with the Company’s 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held via live audio webcast on Wednesday, June 15, 2022, at 11:00 a.m. Eastern Time. The Company is filing this supplement to the Proxy Statement to provide additional information in support of our two Class II director nominees who are up for election at this Annual Meeting and to encourage you to vote “FOR” each of the nominees named in the Proxy Statement, “FOR” each of Proposals 2, 3 and 5-10 and for “1 Year” in respect of Proposal 4, as indicated in the Proxy Statement.

First, let me thank you for your continued support of Piedmont Lithium as we strive toward becoming a leading producer of lithium hydroxide to support the fast-growing electric vehicle (“EV”) market in North America. We believe our strategy, combined with our globally diversified mineral resource base to supply our refining capabilities, will allow us to return value to shareholders like you, as we focus on establishing a leadership position in the EV revolution.

A key part of our ability to execute our strategy is building and maintaining a highly experienced and engaged Board of Directors (the “Board”). We are operating in an extremely competitive environment for the acquisition of talent and intellectual capital, and our compensation strategy directly impacts our ability to attract and retain the qualified talent and Board members needed to bring our plans to fruition.

As detailed in our Proxy Statement, we strongly encourage you to support our two Board members, Jorge Beristain and Claude Demby, who are standing for election at this Annual Meeting as Class II directors. More specifically:

•
Mr. Beristain is the Chair of the Audit Committee and qualifies as an audit committee financial expert due to his previous experience as a chief financial officer, positioning Mr. Beristain as an essential part of the Committee’s composition. As disclosed in the Proxy Statement, our Audit Committee meets as often as is required to discharge its duties with rigor. In fact, while the Audit Committee met three times during the six-month period ended December 31, 2021, which is covered by the Proxy Statement due to a change in our fiscal year, it met a total of four times during the total 12-month period ended December 31, 2021. For the avoidance of doubt, this is, in fact, in line with the expectations of Glass Lewis & Co. ("Glass Lewis"), a proxy advisory firm.

Piedmont Lithium Inc. 42 E Catawba Street Belmont, NC 28012

•
Similarly, Mr. Demby is an effective and valuable member of the Board due to his extensive executive and operational leadership experience in growing businesses internationally and his exceptional governance experience. Currently, Mr. Demby is the President of Cree LED, a business unit of Smart Global Holdings, Inc. In addition to serving on our Board, he also serves on the boards of Eos Energy Enterprises, Inc., an energy storage company, and Brown Capital Management Mutual Fund Trust (“Brown Capital”), a mutual fund. Mr. Demby serves on our Board’s Audit and Nominating and Corporate Governance Committees. We understand that Glass Lewis counts Mr. Demby’s service on the board of a mutual fund as a third public company board and, therefore, deems Mr. Demby overboarded due to his status as an executive officer of a public company who sits on three public company boards.

Mr. Demby’s service on the board of Brown Capital is akin to serving on a private company board, rather than a public company board, because Brown Capital is not traded on a stock exchange and is not subject to board and committee responsibilities comparable to those of a public company. Importantly, during the full fiscal year ended June 30, 2021 and the six-month stub/transition period ended December 31, 2021, Mr. Demby attended 100% of the aggregate number of meetings of the Company’s Board and the committees on which he served during the period he was on the Board and/or applicable committees. In addition, according to the public filings of Eos Energy Enterprises, Inc., Mr. Demby similarly attended 100% of the meetings of its board and committees on which he served during 2021.

Therefore, we believe that Glass Lewis’s overboarding concerns are unfounded, as Mr. Demby’s service on his current boards in no way limits his ability to devote sufficient time to his Board and committee duties at the Company. Moreover, Institutional Shareholder Services ("ISS"), another proxy advisory firm, agreed with our view of our Board nominees and recommended that investors vote "FOR" each of our director nominees.

In addition, we understand ISS once again did not support Proposals 7-10, which are included in the Proxy Statement solely because under the ASX rules we are required to seek shareholder approval of any equity grants to our directors.  ISS’s position is again based on their interpretation of the Australian convention in respect of director compensation, even though ISS otherwise applies the U.S. guidelines to the other compensation proposals included in our Proxy Statement—specifically, Proposal 3 (say-on-pay vote), Proposal 4 (say-on-frequency-of-say-on-pay vote) and Proposals 5 and 6 (approval of grants of stock options and performance stock units, respectively, to our CEO and director Keith Phillips)—with respect to which ISS recommended that shareholders vote “FOR.”  As such, we continue to disagree with ISS’s interpretation and application of the Australian conventions to Proposals 7-10 and believe that U.S. regulations and guidelines should be applied to Piedmont Lithium.  We are a U.S. incorporated company, with our primary trading platform being the Nasdaq.  All of our employees and the majority of our directors are based in the U.S., as are our corporate headquarters and our main asset, the Carolina Lithium Project, which are located in North Carolina. Our primary regulator is now the SEC, not the ASX, and our core peer group for compensation reasons is comprised of U.S. companies in the specialty chemicals and minerals businesses.

We believe it is imperative that our director compensation programs be in-line with those of other U.S. companies, so that we are in a position to attract the best and most qualified candidates to join our Board to lead and guide our company as this industry grows and evolves.

On behalf of the Board, we are asking for your support by voting “FOR” our Class II director nominees (Proposal 1), “FOR” all of Proposals 2, 3 and 5-10 and for “1 Year” in respect of Proposal 4, as indicated in the Proxy Statement. We strongly believe that our Board consists of effective, knowledgeable, diverse and experienced directors, and that our director compensation program is appropriately in line with our U.S. peers. We greatly appreciate your support.

We urge you to read the Proxy Statement and this supplement in their entirety. This supplement is being filed with the SEC and made available to stockholders on or about June 8, 2022. Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the answer to the “Can I Change My Vote after I Submit My Proxy?” question included in the Proxy Statement for instructions on how to do so. Regardless of your decision, we appreciate you exercising your right to vote, and your support of Piedmont Lithium. Thank you in advance for your consideration.

Kind regards,

Jeff Armstrong
Chairman of the Board